Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Chief Financial Officer Transition

Santa Clara, Calif. (May 21, 2015) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced that after sixteen years with Marvell, Mike Rashkin has expressed his intention to retire as chief financial officer, a role that he has held since December 2013. Mr. Rashkin served the Company in a variety of senior roles since 1999 and has been a key contributor to the success of the company since its formation. Mr. Rashkin’s retirement will be effective May 22, 2015.

“Serving as the chief financial officer of Marvell over the last year and a half has been the most rewarding role of my professional career and I am proud of everything we have accomplished. Marvell continues to be at the forefront of many great and new technologies that I believe will change the world and I am confident in the future of the Company,” said Mr. Rashkin.

“I’d like to thank Mike for his years of service and dedication to Marvell. He took over the role of CFO at a very critical time for the Company and his leadership has been instrumental in fostering a culture of success across the company. We wish him the best in his retirement,” said Sehat Sutardja, Marvell CEO and Chairman.

The Board of Directors appointed Sukhi Nagesh, vice president of finance and investor relations, to serve as interim chief financial officer, effective May 22, 2015. Before joining Marvell in 2011, Sukhi served as vice president and semiconductor research analyst at Deutsche Bank in San Francisco. Over his career, Sukhi has played a variety of roles in finance, marketing, and engineering at SG Cowen, Applied Materials, and Asyst Technologies. Sukhi holds an M.B.A. from New York University, an M.S. in mechanical engineering from Colorado State University, and a B.S. in mechanical engineering from Bangalore University.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions and Kinoma® software enabling the “Smart Life and Smart Lifestyle.” From mobile communications to storage, Internet of Things (IoT), cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

2